Exhibit 99.1

Transcat, Inc. to Present at the Western New York Investors Conference

ROCHESTER, NY – November 19, 2003 – Transcat, Inc. (NasdaqSC: TRNS), today announced that it has been invited to present at the Western New York Investors Conference on Thursday, November 20, 2003.

WHO	•	Transcat, Inc. (Nasdaq SC:TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services.

WHAT	•	Western New York Investors Conference

WHEN	•	Thursday, November 20, 2003, 8:30 a.m. EDT

WHERE	•	Hyatt Regency of Buffalo, Buffalo, New York

RECENT NEWS	•	October 29, 2003 – Transcat’s CEO Carl Sassano Elected Chairman of the Board; Former Chairman Cornelius J. Murphy Named Lead Director

	•	October 20, 2003 – Transcat Announces Fiscal 2004 Second Quarter Results; Reports Net Profit in the Second Quarter

	•	July 17, 2003 – Transcat Announces Fiscal 2003 First Quarter Results; Reports Net Profit in the First Quarter

A copy of the presentation may be obtained by visiting the Company’s web site at http://www.transcat.com on November 20, 2003.

About Transcat, Inc.

Transcat, Inc. is a leading distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services primarily throughout the process, life science, and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 10,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke, Hart Scientific, Aglient, Ametek, and GE-Druck. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of the instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000:2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.